UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2013

IGNITE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35549	94-3421359
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 Westpark Drive, Suite 300, Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 366-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry Into a Material Definitive Agreement.

Purchase Agreement

On February 6, 2013, Ignite Restaurant Group, Inc. (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with Mac Parent LLC, a Delaware limited liability company (“Mac Parent”), Restaurant Holdings LLC - Series A, a Delaware limited liability company (“Holdings”), Brinker Services Corporation, a Colorado corporation (“Brinker”) and Mac Management Investors LLC, a Delaware limited liability company (“Mac Management Investors” and, together with Holdings and Brinker, the “Sellers”), pursuant to which, upon consummation, the Company will acquire, directly or indirectly, all of the issued and outstanding equity interests of Mac Parent (the “Acquisition”).  Mac Parent and its subsidiaries are in the business of operating (and franchising the right to operate) Romano’s Macaroni Grill restaurants.

Completion of the Acquisition is subject to certain conditions, including: (i) the non-occurrence of any Material Adverse Effect (as defined in the Purchase Agreement) with respect to Mac Parent from the date of the Purchase Agreement to the closing of the Acquisition; (ii) performance of the covenants set forth in the Purchase Agreement; and (iii) certain other limited customary closing conditions.

The Purchase Agreement includes customary representations, warranties, covenants and agreements, including, among other things, covenants of Mac Parent regarding the conduct of its business between the date of the Agreement and closing and other provisions customary for a transaction of this nature.  Under the Purchase Agreement, the Sellers are subject to a customary standstill provision limiting their ability to solicit offers or proposals relating to an acquisition proposal or to provide information to or engage in discussions or negotiations with third parties regarding an acquisition proposal, subject to certain customary exceptions.

The Purchase Agreement contains termination rights for both the Company and the Sellers and may be terminated anytime prior to the closing of the Acquisition, among other things, (i) by mutual written consent of the Company and Holdings (as representative of the Sellers), (ii) by the written consent of the Company or Holdings if there has been a material breach of a covenant in the Purchase Agreement by the other which has not been cured and (iii) by the Company or Holdings if the closing has not occurred on or prior to the date that is 70 days from the date of the Purchase Agreement.

The foregoing description of the Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Commitment Letter

In connection with the Acquisition, on February 6, 2013, the Company entered into a commitment letter (the “Commitment Letter”) with KeyBank National Association (“KeyBank”), Bank of America, N.A. (“Bank of America”), Wells Fargo Bank, National Association (“Wells Fargo”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” and, together with KeyBank, Bank of America and Wells Fargo, the “Commitment Parties”) pursuant to which the Commitment Parties have committed to provide an amendment to the Company’s current $100 million senior secured credit facility to provide for senior secured credit facilities in the aggregate principal amount of $150 million, comprised of a $100 million revolving credit facility and a $50 million term loan (the “Amended Facility”). The additional borrowings provided by the Amended Facility will be used to finance the Acquisition and to pay for fees and expenses incurred in connection with the Acquisition and related transactions. The commitments of the Commitment Parties under the Commitment Letter are subject to conditions, including the non-occurrence of any Material Adverse Effect (as defined in the Commitment Letter) with respect to Mac Parent from the date of the Commitment Letter to the closing of the Amended Facility, the closing of the Acquisition, the accuracy of specified corporate representations of the Company and pro-forma compliance by the Company of a leverage ratio test after giving effect to the Acquisition and the Amended Facility.  The Amended Facility would close concurrently with the Acquisition.

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The foregoing description of the Commitment Letter is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*

Purchase Agreement, dated as of February 6, 2013, by and among Ignite Restaurant Group, Inc., Mac Parent LLC, Restaurant Holdings LLC - Series A, Brinker Services Corporation and Mac Management Investors LLC

10.1

Commitment Letter, dated as of February 6, 2013, by and among KeyBank National Association, Bank of America, N.A., Wells Fargo Bank, National Association and Merrill Lynch, Pierce, Fenner & Smith Incorporated

*The schedules of the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish, supplementally, a copy of any schedule omitted from the Purchase Agreement to the SEC upon request.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 7, 2013

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Michael J. Dixon
Michael J. Dixon
Senior Vice President and Chief Financial Officer

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